Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. SIGNS AGREEMENT
FOR DISTRIBUTION AND SALE OF URACYST®
IN SPAIN

Continued Expansion of Stellar’s Global Strategy

LONDON, Ontario July 30, 2010 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported signing an license agreement with Laboratorios Inibsa, S.A. ("Inibsa") for the distribution and sale of one of its lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%) for the treatment of interstitial cystitis/painful bladder syndrome ("IC/PBS") in Spain.

With the approved CE mark for the product already in place, it is expected that Inibsa will launch Uracyst® in the fourth quarter of 2010. Under the terms of the agreement, Inibsa will pay Stellar an upfront license fee in addition to a specified transfer price in exchange for the rights to an exclusive agreement for this territory.  The agreement has an initial five-year term with additional three year renewal periods.
“The ongoing success of Stellar’s global growth strategy is highly dependant upon our ability to identify and partner with key distributors, like Inibsa, that have established a strong presence in the urology markets within their respective territories.  We are confident that, with Inibsa’s support, Uracyst® will gain significant awareness, acceptance and adoption in Spain," said Peter Riehl, Stellar’s President and Chief Executive Officer.

ABOUT Laboratorios Inibsa S.A.

Laboratorios Inibsa, S.A. is a Spanish pharmaceutical company founded in Barcelona in 1948. More than 60 years of professional experience, has allowed  Inibsa to build a strong presence in the Spanish market in the fields of pharmacy, dentistry and hospital. Inibsa also has an impressive international image, being a world leader in the manufacture and marketing of dental anesthetic cartridges.

In Spain, particularly in the hospital sector, Inibsa occupies a leading position in the field of uro-oncology, were it markets two leading treatments for bladder cancer.

For more information on Inibsa visit www.inibsa.com.

About Uracyst®

Interstitial Cystitis and Painful Bladder Syndrome are inflammatory diseases of the bladder wall, which cause pain, discomfort and frequent urination for those afflicted.  There is no known cure for IC/PBS and currently approved products attempt to alleviate the symptoms of the disease.  The quality of life for patients with IC/PBS is extremely poor, as they may need to void up to 60 times per day. Uracyst®, a sodium chondroitin sulfate solution, supplements and replenishes deficiencies in the glycosaminoglycan (GAG) lining of the bladder.  The GAG lining acts as a protective barrier against irritants and toxins in the urine, and defends against bacterial adherence.  Many researchers believe that more than 70% of patients with IC/PBS have deficient GAG layers allowing irritants and toxins in the urine to seep through this protective barrier causing an inflammation of the bladder wall.

Page 2 - Release July 30, 2010

Stellar currently markets Uracyst® directly in Canada and through license agreements in Denmark, Sweden, Norway, Finland, Iceland, the UK, Republic of Ireland, Netherlands, Italy, Turkey, Portugal and now Spain. Stellar also has out licensing agreements in place for Uracyst® in Israel, United States, South Korea and China, territories which are each currently awaiting regulatory approvals.
About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.	Laboratorios Inibsa S.A.
Peter Riehl	Alberto Vich
President & CEO	General Business Mana
(800) 639-0643 or (519) 434-1540	00 34 938 609 500

- or -	- or -

Arnold Tenney	Montse Aguilar
Chairman	Strategic Marketing Manager
Stellar Pharmaceuticals Inc.	00 34 938 609 500
(416) 587-3200	e-mail: maguilar@inibsa.com

Investor Contact
Stephen Kilmer
President
Kilmer Lucas Inc.
email – stephen@kilmerlucas.com
Managing Director
(905) 690-2400 ext. 21